CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement Amendment No. 333-114423 on Form N-1A of our report dated October 24, 2016, relating to the financial statements and financial highlights of Pioneer Short Term Income Fund
(the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2016. We also consent to the references to us under the headings
"Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 21, 2016